FOURTH AMENDMENT TO LEASE
THIS FOURTH AMENDMENT TO LEASE (this "Fourth Amendment") is made as of June 4, 2014, by and between ARE-SAN FRANCISCO NO. 17, LLC, a Delaware limited liability company ("Landlord"), and FLUIDIGM CORPORATION, a Delaware corporation ("Tenant").
RECITALS
A.    Landlord and Tenant are now parties to that certain Lease Agreement dated as of September 14, 2010, as amended by that certain First Amendment to Lease dated as of September 22, 2010, as further amended by that certain letter agreement dated August 2, 2012, as further amended by that certain Second Amendment to Lease dated as of April 9, 2013 (“Second Amendment”), and as further amended by that certain Third Amendment to Lease dated as of June 25, 2013 (“Third Amendment”) (as amended, the "Lease"). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 48,405 rentable square feet ("Existing Premises") in a building located at 7000 Shoreline Court, South San Francisco, California. The Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.
B.    Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, expand the size of the Existing Premises by adding (i) approximately 12,928 rentable square feet of space on the third floor of the Building, and (ii) approximately 460 rentable square feet of space on the ground floor of the Building, all as set forth on Exhibit A attached to this Fourth Amendment (collectively, the “Second Expansion Premises”).
NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.
Second Expansion Premises. In addition to the Existing Premises, commencing on the Second Expansion Premises Commencement Date (as defined below), Landlord leases to Tenant, and Tenant leases from Landlord, the Second Expansion Premises.

2.
Delivery. Landlord shall deliver (“Delivery” or “Deliver”) the Second Expansion Premises to Tenant for Tenant’s Work on the date that is 1 business day after the mutual execution and delivery of this Fourth Amendment by the parties. The "Second Expansion Premises Commencement Date" shall be the date that Landlord Delivers the Premises to Tenant. The “Second Expansion Premises Rent Commencement Date” shall be October 1, 2014. As used herein, the term “Tenant’s Work” shall have the meaning set forth for such term in the Second Expansion Premises Work Letter attached to this Fourth Amendment as Exhibit B. Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Second Expansion Premises Commencement Date and the Second Expansion Premises Rent Commencement Date in substantially the form of the “Acknowledgement of Commencement Date” attached to the Second Amendment as Exhibit B; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder.

For the period of 60 consecutive days after the Second Expansion Premises Commencement Date, Landlord shall, at its sole cost and expense (which shall not constitute an Operating Expense), be responsible for any repairs that are required to be made to the Building Systems serving the Second Expansion Premises, unless Tenant or any Tenant Party was responsible for the cause of such repair, in which case Tenant shall pay the cost.

Commencing on the Second Expansion Premises Commencement Date and continuing during the Term, Tenant shall have the right to use the furniture belonging to Landlord located within the Second Expansion Premises on the Second Expansion Premises Commencement Date ("Landlord's Furniture"). Tenant shall have no right to remove any of Landlord's Furniture from the Second Expansion Premises without Landlord’s prior written consent and Landlord’s Furniture shall be returned to Landlord at the expiration or earlier termination of the Term in substantially the same condition as received by Tenant, except for ordinary wear and tear and casualty. Notwithstanding the foregoing, if, at any time during the Term, Tenant does not want to use certain items of Landlord’s Furniture, Tenant shall notify Landlord in writing of such item(s) (“Furniture Removal Notice”) and Landlord shall cause such item(s) of Landlord’s Furniture identified in the Furniture Removal Notice to be removed from the Premises. The cost of the removal of such item(s) of Landlord’s Furniture shall be the responsibility of Landlord only if Tenant delivers a Furniture Removal Notice to Landlord within 30 days after the Second Expansion Premises Commencement Date. Thereafter, the cost of the removal of such item(s) of Landlord’s Furniture shall be the responsibility of Tenant.

Except as set forth in the Lease or this Fourth Amendment: (i) Tenant shall accept the Second Expansion Premises and Landlord’s Furniture in their condition as of the Second Expansion Premises Commencement Date, subject to all applicable Legal Requirements; (ii) Landlord shall have no obligation for any defects in the Second Expansion Premises or Landlord’s Furniture; and (iii) Tenant’s taking possession of the Second Expansion Premises and Landlord’s Furniture shall be conclusive evidence that Tenant accepts the Second Expansion Premises and Landlord’s Furniture, and that the Second Expansion Premises and Landlord’s Furniture were in good condition at the time possession was taken.
Tenant agrees and acknowledges that, except as otherwise expressly set forth in this Fourth Amendment or in the Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Second Expansion Premises or Landlord’s Furniture, and/or the suitability of the Second Expansion Premises or Landlord’s Furniture for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Second Expansion Premises or Landlord’s Furniture are suitable for the Permitted Use.

3.	Definition of Premises. Commencing on the Second Expansion Premises Commencement Date, the defined term "Premises" on Page 1 of the Lease is deleted in its entirety and replaced with the following:

"Premises: That portion of the Project, containing approximately 61,793 rentable square feet (“RSF”), consisting of (i) approximately 29,228 rentable square feet (the "Original Premises"), (ii) approximately 19,177 rentable square feet (“Expansion Premises”), and (iii) approximately 13,388 rentable square feet (“Second Expansion Premises”), all as determined by Landlord, as shown on Exhibit A."
As of the Second Expansion Premises Commencement Date, Exhibit A to the Lease is amended to include Exhibit A attached to this Fourth Amendment.

4.	Base Rent.

a.Existing Premises. Tenant shall continue to pay Base Rent for the Existing Premises as provided for in the Lease through April 30, 2020.

b.Second Expansion Premises. Commencing on the Second Expansion Premises Rent Commencement Date, Base Rent for the Second Expansion Premises shall be payable as follows (i) for the period commencing on the Second Expansion Premises Rent Commencement Date through December 31, 2014, Base Rent for the Second Expansion Premises shall be equal to $1.50 per rentable square foot of the Second Expansion Premises, and (ii) for the period commencing on January 1, 2015 through April 30, 2016, Base Rent for the Second Expansion Premises shall be equal to $2.70 per rentable square foot of the Second Expansion Premises per month.

Base Rent payable with respect to the Second Expansion Premises shall be increased, commencing on May 1, 2016, on each Adjustment Date (as defined in the Second Amendment) during the Base Term by multiplying the Base Rent payable with respect to the Second Expansion Premises immediately before such Expansion Premises Adjustment Date by 3% and adding the resulting amount to the Base Rent payable with respect to the Second Expansion Premises immediately before such Expansion Premises Adjustment Date.

c.Second Expansion Premises TI Rent. In addition to the Tenant Improvement Allowance (as defined in the Second Expansion Premises Work Letter), Landlord shall, subject to the terms of the Second Expansion Premises Work Letter, make available to Tenant the Additional Tenant Improvement Allowance (as defined in the Second Expansion Premises Work Letter) for the construction of the Tenant Improvements in the Second Expansion Premises. Commencing on the first day of the month following the date on which any portion of the Additional Tenant Improvement Allowance is funded to Tenant (“Initial Payment Date”) and continuing thereafter on the first day of each month of the Base Term, Tenant shall pay to Landlord the amount necessary to fully amortize the amount of the Additional Tenant Improvement Allowance actually funded by Landlord, if any, in equal monthly payments with interest at a rate of 9% per annum over the remaining Base Term, which interest shall begin to accrue on the Initial Payment Date (“Second Expansion Premises TI Rent”). If any portion of the Additional Tenant Improvement Allowance is funded to Tenant after the Initial Payment Date, the monthly amount of Second Expansion Premises TI Rent payable by Tenant shall be adjusted in order to fully amortize such amounts funded after the Initial Funding Date in equal monthly payments with interest at a rate of 9% per annum over the remaining Base Term.

5.
Tenant’s Share of Operating Expenses. Tenant shall continue to pay Operating Expenses as provided for in the Lease through the OPEX Adjustment Date (as defined below). Commencing on the earlier of the (i) date that Tenant commences business operations in all of the Second Expansion Premises, or (ii) the Second Expansion Premises Rent Commencement Date (either, the “OPEX Adjustment Date”), Tenant’s Share of Operating Expenses payable by Tenant under the Lease shall be increased by 9.82%, and commencing on May 1, 2015, the total Tenant’s Share of Operating Expenses which shall be payable by Tenant under the Lease shall be equal to 45.31%. Notwithstanding anything to the contrary contained herein, if Tenant commences business operations in a portion (but not all) of the Second Expansion Premises prior to the Second Expansion Premises Rent Commencement Date, Tenant shall be required to pay Operating Expenses on a pro rata basis with respect to the actual rentable square footage of the Second Expansion Premises in which Tenant is conducting business operations, as determined by DGA.

Commencing on May 1, 2015, Tenant’s Share of each earthquake deductible or occurrence of uninsured earthquake damage affecting the Premises shall not exceed $7.50 per rentable square of the Premises (including the Second Expansion Premises) (the “Current Cap”). On June 1, 2015, and on the first day of each month thereafter through the Expiration Date, the Current Cap shall be reduced by $0.125 per rentable square foot of the Premises (including the Second Expansion Premises). Following earthquake damage to the Project during the period between April 1, 2015, and the April 30, 2020, Tenant shall pay Tenant’s Share of any such deductible or uninsured damage in equal monthly installments amortized over the balance of the Base Term. For the avoidance of doubt, the existing caps of insurance deductibles and uninsured earthquake damage set forth in the third full paragraph of Section 5 of the Lease shall apply through April 30, 2015, and the caps provided for in this paragraph shall apply from May 1, 2015, through April 30, 2020, and shall thereafter be of no further force or effect.

6.
Base Term. The Base Term of the Lease with respect to the Second Expansion Premises shall expire on April 30, 2020, concurrently with the expiration of the Base Term of the Lease with respect to the Existing Premises.

7.
Removal of Tenant Improvements. Tenant shall not be required to remove any of the Tenant Improvements existing in the Existing Premises as of the date of this Fourth Amendment or any Tenant Improvements constructed in the Premises pursuant to the Second Expansion Premises Work Letter at the expiration or earlier termination of the Term nor shall Tenant have the right to remove any such Tenant Improvements at any time.

8.
Extension Right. For the avoidance of doubt, Tenant’s Extension Right pursuant to Section 39 of the Lease (as amended by the Second Amendment) shall apply to both the Existing Premises and the Second Expansion Premises and, if exercised by Tenant pursuant to the terms of Section 39, must be exercised with respect to the entire Premises.

9.
Right of First Refusal. Notwithstanding anything to the contrary contained in the Lease, (i) the ROFR Expiration Date (as defined in the Third Amendment) is hereby extended from April 1, 2015, through April 1, 2016, and (ii) the definition of “ROFR Space” in Section 1(a) of the Third Amendment is hereby deleted in its entirety and replaced with the following: “that certain space consisting of approximately 8,903 rentable square feet on the first floor of the Building as shown on Exhibit C attached hereto, which is not occupied by a tenant or which is occupied by an existing tenant whose lease is expiring within 9 months or less and such tenant does not wish to renew (whether or not such tenant has a right to renew) its occupancy of such space.”

10.
Environmental. Notwithstanding anything to the contrary contained in Section 28 or Section 30 of the original Lease, Tenant shall not be responsible for or have any liability to Landlord, and the indemnification and hold harmless obligation set forth in Section 30(a) of the original Lease shall not apply to Hazardous Materials in the Second Expansion Premises, which Hazardous Materials Tenant proves to Landlord’s reasonable satisfaction (i) existed prior to the Second Expansion Premises Commencement Date, (ii) originated from any separately demised tenant space within the Project other than the Premises, (iii) were not brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Project by Tenant or any Tenant Party, or (iv) migrated from outside the Second Expansion Premises into the Second Expansion Premises, unless in each case, to the extent the presence of such Hazardous Materials (x) is the result of a breach by Tenant of any of its obligations under the Lease, or (y) was caused, contributed to or exacerbated by Tenant or any Tenant Party.

11.
Disclosure. For purposes of Section 1938 of the California Civil Code, as of the date of this First Amendment, Tenant acknowledges having been advised by Landlord that the Project has not been inspected by a certified access specialist.

12.
Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker"), other than Cresa Palo Alto and Jones Lang LaSalle, in connection with the transaction reflected in this Fourth Amendment. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker, other than the brokers named in this Fourth Amendment, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

13.	Miscellaneous.

a.This Fourth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Fourth Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.This Fourth Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns.

c.This Fourth Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature

(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Fourth Amendment attached thereto.

d.Except as amended and/or modified by this Fourth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Fourth Amendment. In the event of any conflict between the provisions of this Fourth Amendment and the provisions of the Lease, the provisions of this Fourth Amendment shall prevail. Whether or not specifically amended by this Fourth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Fourth Amendment.

[Signatures are on the next page]

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment as of the day and year first above written.

LANDLORD:	ARE-SAN FRANCISCO NO. 17, LLC, a Delaware limited liability company
	By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, managing member
		By:	ARE-QRS CORP., a Maryland corporation, general partner
			By:	/s/ Eric S. Johnson
Eric S. Johnson
			Its:	Vice President, Real Estate Legal Affairs

TENANT:	FLUIDIGM CORPORATION, a Delaware corporation
	By:	/s/ Vikram Jog
Vikram Jog
	Its:	Chief Financial Officer

EXHIBIT A

Second Expansion Premises

DGA planning | architecture | interiors

LEASE PROPOSED LAYOUT

Fluidigm Accelerate and Enable

7000 Shoreline Court, South San Francisco, CA 94080

SEPTEMBER 1ST, 2010

ALEXANDRIA

EXHIBIT B

Second Expansion Premises Work Letter
THIS SECOND EXPANSION PREMISES WORK LETTER (this "Second Expansion Premises Work Letter") is incorporated into that certain Lease Agreement dated as of September 14, 2010, as amended by that certain First Amendment to Lease dated as of September 22, 2010, as further amended by that certain letter agreement dated August 2, 2012, as further amended by that certain Second Amendment to Lease dated as of April 9, 2013, as further amended by that certain Third Amendment to Lease dated as of June 25, 2013 and as further amended by that certain Fourth Amendment to Lease of even date herewith (as amended, the “Lease”), by and between ARE-SAN FRANCISCO NO. 17, LLC, a Delaware limited liability company ("Landlord"), and FLUIDIGM CORPORATION, a Delaware corporation ("Tenant"). Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.
1.General Requirements.

(a)Tenant's Authorized Representative. Tenant designates Chris Gawronski ("Tenant's Representative") as the only person authorized to act for Tenant pursuant to this Second Expansion Premises Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication ("Communication") from or on behalf of Tenant in connection with this Second Expansion Premises Work Letter unless such Communication is in writing from Tenant's Representative. Tenant may change Tenant's Representative at any time upon not less than 5 business days advance written notice to Landlord.

(b)Landlord's Authorized Representative. Landlord designates Todd Miller and Julie Sarmiento (either such individual acting alone, "Landlord's Representative") as the only persons authorized to act for Landlord pursuant to this Second Expansion Premises Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Second Expansion Premises Work Letter unless such Communication is in writing from Landlord's Representative. Landlord may change either Landlord's Representative at any time upon not less than 5 business days advance written notice to Tenant.

(c)Architects, Consultants and Contractors. Landlord and Tenant hereby acknowledge and agree that the architect (the "TI Architect") for the Tenant Improvements (as defined in Section 2(a) below), the general contractor and any subcontractors for the Tenant Improvements shall be selected by Tenant, subject to Landlord's approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall be named a third party beneficiary of any contract entered into by Tenant with the TI Architect, any consultant, any contractor or any subcontractor, and of any warranty made by any contractor or any subcontractor. Landlord hereby approves of DGA as Tenant’s architect and Landmark as Tenant’s general contractor.

2.Tenant Improvements.

(a)Tenant Improvements Defined. As used herein, "Tenant Improvements" shall mean all improvements to the Premises desired by Tenant of a fixed and permanent nature. Other than funding the TI Allowance (as defined below) as provided herein, Landlord shall not have any obligation whatsoever with respect to the finishing of the Second Expansion Premises for Tenant's use and occupancy.

(b)Tenant's Space Plans. Tenant shall be responsible for the delivery to Landlord of schematic drawings and outline specifications (the "TI Design Drawings") detailing Tenant's requirements for the Tenant Improvements. Not more than 10 days thereafter, Landlord shall deliver to Tenant the written objections, questions or comments of Landlord and the TI Architect with regard to the TI Design Drawings. Tenant shall cause the TI Design Drawings to be revised to address such written comments and shall resubmit said drawings to Landlord for approval within 10 days thereafter. Such process shall continue until Landlord has approved the TI Design Drawings.

(c)Working Drawings. Not later than 15 business days following the approval of the TI Design Drawings by Landlord, Tenant shall cause the TI Architect to prepare and deliver to Landlord for review and comment construction plans, specifications and drawings for the Tenant Improvements ("TI Construction Drawings"), which TI Construction Drawings shall be prepared substantially in accordance with the TI Design Drawings. Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant's requirements for the Tenant Improvements. Landlord shall deliver its written comments on the TI Construction Drawings to Tenant not later than 10 business days after Landlord's receipt of the same; provided, however, that Landlord may not disapprove any matter that is consistent with the TI Design Drawings. Tenant and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Landlord how Tenant proposes to respond to such comments. Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof. Provided that the design reflected in the TI Construction Drawings is consistent with the TI Design Drawings or otherwise reasonably acceptable to Landlord, Landlord shall approve the TI Construction Drawings submitted by Tenant. Once approved by Landlord, subject to the provisions of Section 4 below, Tenant shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(a) below).

(d)Approval and Completion. If any dispute regarding the design of the Tenant Improvements is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord's and Tenant's positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable out of the TI Allowance (as defined in Section 5(b) below) or otherwise payable by Tenant, and (iii) Tenant's decision will not affect the base Building, structural components of the Building or any Building Systems (in which case Landlord shall make the final decision). Any changes to the TI Construction Drawings following Landlord's and Tenant's approval of same requested by Tenant shall be processed as provided in Section 4 hereof.

(e)No Obligation to Building Tenant Improvements. Notwithstanding anything to the contrary contained in this Second Expansion Premises Work Letter, Tenant’s failure to design or construct the Tenant Improvements or meet any of the time periods set forth in this Second Expansion Premises Work Letter for the construction of the Tenant Improvements shall not be a default under the Lease. Nothing contained in this Second Expansion Premises Work Letter shall delay the Second Expansion Premises Commencement Date or the Second Expansion Premises Rent Commencement Date.

3.Performance of the Tenant Improvements.

(a)Commencement and Permitting of the Tenant Improvements. Tenant shall commence construction of the Tenant Improvements upon obtaining and delivering to Landlord a building permit (the "TI Permit") authorizing the construction of the Tenant Improvements consistent with the TI Construction Drawings approved by Landlord. The cost of obtaining the TI Permit shall be payable from the TI Allowance. Landlord shall assist Tenant in obtaining the TI Permit. Prior to the commencement of the Tenant Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors (including the TI Architect), and certificates of insurance from any contractor performing any part of the Tenant Improvement evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers' compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

(b)Selection of Materials, Etc. Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Tenant and Landlord, the option will be within Tenant's reasonable discretion if the matter concerns the Tenant Improvements, and within Landlord's sole and absolute subjective discretion if the matter concerns the structural components of the Building or any Building System.

(c)Tenant Liability. Tenant shall be responsible for correcting any deficiencies or defects in the Tenant Improvements.

(d)Substantial Completion. Tenant shall substantially complete or cause to be substantially completed the Tenant Improvements in a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal "punch list" items of a non-material nature which do not interfere with the use of the Premises ("Substantial Completion" or "Substantially Complete"). Upon Substantial Completion of the Tenant Improvements, Tenant shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects ("AIA") document G704. For purposes of this Second Expansion Premises Work Letter, "Minor Variations" shall mean any modifications reasonably required: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comport with good design, engineering, and construction practices which are not material; or (iii) to make reasonable adjustments for field deviations or conditions encountered during the construction of the Tenant Improvements.

4.Changes. Any changes requested by Tenant to the Tenant Improvements after the delivery and approval by Landlord of the TI Design Drawings, shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

(a)Tenant's Right to Request Changes. If Tenant shall request changes ("Changes"), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a "Change Request"), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant's Representative. Landlord shall review and approve or disapprove such Change Request within 10 business days thereafter, provided that Landlord's approval shall not be unreasonably withheld, conditioned or delayed.

(b)Implementation of Changes. If Landlord approves such Change, Tenant may cause the approved Change to be instituted. If any TI Permit modification or change is required as a result of such Change, Tenant shall promptly provide Landlord with a copy of such TI Permit modification or change.

5.Costs.

(a)Budget For Tenant Improvements. Before the commencement of construction of the Tenant Improvements, Tenant shall obtain a detailed breakdown, by trade, of the costs incurred or that will be incurred, in connection with the design and construction of the Tenant Improvements (the "Budget"), and deliver a copy of the Budget to Landlord for Landlord's approval, which shall not be unreasonably withheld or delayed. The Budget shall be based upon the TI Construction Drawings approved by Landlord and shall include a payment to Landlord of administrative rent ("Administrative Rent") equal to 1% of the TI Costs (as hereinafter defined) for monitoring and inspecting the construction of the Tenant Improvements, which sum shall be payable from the TI Allowance. Such Administrative Rent shall include, without limitation, all out-of-pocket costs, expenses and fees incurred by or on behalf of Landlord arising from, out of, or in connection with, such monitoring of the construction of the Tenant Improvements, and shall be payable out of the TI Allowance.

(b)TI Allowance. Landlord shall provide to Tenant a tenant improvement allowance (collectively, the "TI Allowance") as follows:

1.    a "Tenant Improvement Allowance" in the maximum amount of $17.50 per rentable square foot in the Second Expansion Premises, which is included in the Base Rent set forth in the Lease; and

2.    an "Additional Tenant Improvement Allowance" in the maximum amount of $10.00 per rentable square foot in the Second Expansion Premises, which shall, to the extent used, result in Second Expansion Premises TI Rent as set forth in Section 4(c) of the Fourth Amendment.
The TI Allowance shall be disbursed in accordance with this Second Expansion Premises Work Letter. Tenant shall have no right to the use or benefit (except as provided below with respect to the Tenant Improvement Allowance) of any portion of the TI Allowance not required for the construction of (i) the Tenant Improvements described in the TI Construction Drawings approved pursuant to Section 2(d) or (ii) any Changes pursuant to Section 4. Except as provided in the immediately following sentence, Tenant shall have no right to any portion of the TI Allowance that is not disbursed before the last day of the month that is 12 months after the Second Expansion Premises Commencement Date (“Allowance Expiration Date”). A portion of the Tenant Improvement Allowance remaining unused as of the Allowance Expiration Date, up to $7.50 per rentable square foot of the Second Expansion Premises, shall be applied to Base Rent coming due following the Allowance Expiration Date pursuant to a schedule reasonably acceptable to Landlord and Tenant until such unused portion of the Tenant Improvement Allowance (up to $7.50 per rentable square foot of the Second Expansion Premises) has been exhausted.
(c)Costs Includable in TI Allowance. The TI Allowance shall be used solely for the payment of design, permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Tenant Improvements, the cost of preparing the TI Design Drawings and the TI Construction Drawings, all costs set forth in the Budget, including Landlord's Administrative Rent, and the cost of Changes (collectively, "TI Costs"). Notwithstanding anything to the contrary contained herein, the TI Allowance shall not be used to purchase any furniture, personal property or other non-Building system materials or equipment, including, but not be limited to, Tenant's voice or data cabling, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Tenant Improvements.

(d)Excess TI Costs. Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the TI Allowance. If at any time and from time-to-time, the remaining TI Costs under the Budget exceed the remaining unexpended TI Allowance (the "Excess TI Costs"), Tenant shall directly pay, without any right to reimbursement from Landlord, any necessary funds to cover such Excess TI Costs, and Tenant shall deliver evidence of such payment to Landlord, before any initial or further TI Allowance is utilized for the Tenant Improvements. Notwithstanding anything to the contrary set forth in this Section 5(d), Tenant shall be fully and solely liable for TI Costs and the cost of Minor Variations in excess of the TI Allowance.

(e)Payment for TI Costs. During the course of design and construction of the Tenant Improvements, Landlord shall reimburse Tenant for TI Costs once a month against a draw request in Landlord's standard form, containing evidence of payment of such TI Costs by Tenant and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month's progress payments), inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord's approval thereof for payment, no later than 30 days following receipt of such draw request. Upon completion of the Tenant Improvements (and prior to any final disbursement of the TI Allowance), Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and first tier subcontractors who did the work and final, unconditional lien waivers from all such contractors and first tier subcontractors; (ii) as-built plans (one copy in print format and two copies in electronic CAD format) for such Tenant Improvements; (iii) a certification of substantial completion in Form AIA G704, (iv) a certificate of occupancy for the Premises; and (v) copies of all operation and maintenance manuals and warranties affecting the Premises. Notwithstanding anything to the contrary contained herein, Tenant shall at all times have not less than a 10% retainage with respect to its general contractor for the Tenant Improvements and as a condition to payment of any draw requests Landlord shall be entitled to confirm that the percentage of work completed is consistent with the percentage of payment then being sought.

6.Miscellaneous.

(a)Consents. Whenever consent or approval of either party is required under this Second Expansion Premises Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth herein to the contrary.

(b)Modification. No modification, waiver or amendment of this Second Expansion Premises Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

(c)Tenant Improvements. The construction by Tenant of the Tenant Improvements shall be governed by this Second Expansion Premises Work Letter and the provisions of Section 12 of the Lease shall not apply thereto.

EXHIBIT C

ROFR Space

EXISTING OPEN OFFICE

DGA planning | architecture | interiors

LEASE PROPOSED LAYOUT

Fluidigm Accelerate and Enable

7000 Shoreline Court, South San Francisco, CA 94080

SEPTEMBER 1ST, 2010

ALEXANDRIA.